Exhibit 99.1
Security Capital Assurance Ltd
A.S. Cooper Building
26 Reid Street, 4th Floor
Hamilton HM 11
Bermuda
(441) 279-7450

SECURITY CAPITAL ASSURANCE LTD APPOINTS ELIZABETH A. KEYS

AS CHIEF FINANCIAL OFFICER

Hamilton, Bermuda, May 27, 2008 – Security Capital Assurance (NYSE: SCA) (the “Company” or “SCA”) today announced that it has appointed Elizabeth A. Keys as Senior Vice President and Chief Financial Officer effective June 1, 2008. Ms. Keys, 39, will succeed David P. Shea who will depart from the Company to pursue other opportunities. Mr. Shea will serve as an advisor to the Company until June 15, 2008 to help with the transition of responsibilities.

Mr. Paul S. Giordano, SCA’s President and Chief Executive Officer, said, “On behalf of all of us at SCA, I want to thank David for his many contributions to the Company since 2003. In particular, David was instrumental in helping the Company execute its initial public offering in 2006. We wish him all the best in his future endeavors.”

As Chief Financial Officer, Ms. Keys will be responsible for managing the finance function, overseeing and directing financial accounting, short-term business planning, budgeting and long-range forecasting, and directing the treasury and investments operation. She will report directly to Paul Giordano and serve on the Company’s executive management committee.

Capital management activities, rating agency relationships and corporate strategy initiatives will continue to be managed by Executive Vice President and Head of Corporate Strategy, Claude LeBlanc.

“As a senior member of SCA’s finance team, Beth has played an integral role in the development of our financial capabilities, including business planning, forecasting, expense control and management of other financial metrics,” Mr. Giordano added. “I look forward to collaborating with Beth on ways to address the challenges facing the Company today.”

Since August 2006, Ms. Keys has served as SCA’s Managing Director, Head of Financial Planning and Analysis. In this role, she established and led the financial planning and analysis function of SCA and its subsidiaries. Prior to her most recent role, Ms. Keys served as the Chief Financial Officer of XL Capital Assurance Inc. (“XLCA”), a subsidiary of SCA. In that position, she was responsible for all aspects of XLCA’s financial activities, including financial accounting and reporting and strategic and business planning.

Before joining XLCA in 2005, Ms. Keys served as Controller for GMAC Commercial Finance, a subsidiary of General Motors Acceptance Corp, where she was responsible for the division’s quarterly reporting, balance sheet management, development and monitoring of corporate accounting policies and Sarbanes-Oxley compliance. Prior to her role as GMAC Commercial Finance’s Controller, Ms. Keys held numerous positions of increasing responsibility in General Motors Corporation’s finance department from 1997 to 2004. Prior to joining General Motors, Ms. Keys spent six years as an auditor at Deloitte and Touche LLP’s Singapore and Detroit offices where she was responsible for coordinating and executing audits and due diligence procedures for large multinational corporations.

Ms. Keys received her B.S. in Accounting from Boston College’s Wallace E. Carroll School of Management and her M.B.A., under a Fellowship, from the Alfred P. Sloan School of Management at M.I.T.

About Security Capital Assurance

Security Capital Assurance Ltd is a Bermuda-domiciled holding company whose common shares are listed on the New York Stock Exchange (NYSE: SCA). For more information please visit www.scafg.com.

Contact:

Investors Frank Constantinople +1 441-279-7450 frank.constantinople@scafg.com	Media Michael Gormley +1 441-279-4750 Michael.gormley@scafg.com Michele Loguidice +1 212-333-3810 mloguidice@brunswickgroup.com

FORWARD-LOOKING STATEMENTS

This release contains statements about future results, plans and events that may constitute "forward-looking" statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. You are cautioned that these statements are not guarantees of future results, plans or events and such statements involve risks and uncertainties that may cause actual results to differ materially from those set forth in these statements. Forward-looking statements are subject to a number of risks and uncertainties, many of which are beyond the Company's control. These factors include, but are not limited to: recent and future rating agency statements and ratings actions; the outcome of the Company’s dispute with Merrill Lynch International concerning the Company’s termination of seven credit default swap (“CDS”) contracts; the Company’s ability to successfully implement its strategic plan; higher risk of loss in connection with obligations guaranteed by the Company due to recent deterioration in the credit markets stemming from the poor performance of subprime residential mortgage loans; the suspension of writing substantially all new business and the Company’s ability to continue to operate its business in its historic form; the development and implementation of a strategic plan; developments in the world's financial and capital markets that adversely affect the performance of the Company's investments and its access to such markets; the performance of invested assets, losses on credit derivatives or changes in the fair value of credit derivatives; the availability of capital and liquidity; the timing of claims payments and the receipt of reinsurance recoverables; greater frequency or severity of claims and loss activity including in excess of the Company’s loss reserves; changes in the Company’s reinsurance agreements with certain of its subsidiaries; the impact of provisions in business arrangements and agreements triggered by the ratings downgrades; the impact of other triggers in business arrangements including CDS contracts; changes in regulation, tax laws, legislation or accounting policies or practices; changes in officers; general economic conditions; changes in the availability, cost or quality of reinsurance or retrocessions; possible downgrade of the Company’s reinsurers; possible default by the counterparties to the Company’s reinsurance arrangements; the Company’s ability to compete; changes that may occur in Company operations and ownership as the Company matures; and other additional factors, risks or uncertainties described in Company filings with the SEC, including in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2007, and also disclosed from time to time in subsequent reports on Form 10-Q and Form 8-K. Readers are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date they are made. The Company does not undertake to update forward-looking statements to reflect the impact of circumstances or events that arise after the date the forward-looking statements are made.

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